EXHIBIT 99.(a)(1)(O)
STOCK OPTION AMENDMENT
AND
CASH BONUS AGREEMENT
     This Stock Option Amendment and Cash Bonus Agreement (this “Agreement”) is made as of ___, 2007 by and between Foundry Networks, Inc., a Delaware corporation (the “Company”), and ___(“Optionee”).
RECITALS
     WHEREAS, the Company previously granted to Optionee the options identified on attached Schedule I (the “Options”) to purchase shares of the Company’s common stock under either the Company’s 1996 Stock Plan or 2000 Non-Executive Stock Option Plan (the “Plan”).
     WHEREAS, the Company and Optionee entered into a formal Stock Option Agreement (the “Option Agreement”) evidencing each such Option.
     WHEREAS, in order to avoid adverse tax consequences under section 409A of the Internal Revenue Code, Optionee desires to amend each of the Options to increase the exercise price per share to be in effect for the unexercised portion of that Option which is subject to section 409A and identified as such on Schedule I (the “Covered Portion”) to the higher exercise price per share indicated for that portion of such Option on Schedule I.
     WHEREAS, in order to compensate Optionee for the increased exercise prices to be in effect for the Covered Portions of the Options, the Company is willing to pay Optionee a cash bonus in a dollar amount equal to the aggregate increase in the exercise prices for the Covered Portions of the Options listed on Schedule I, with the actual dollar of that bonus indicated as the Total Cash Bonus on Schedule I.
     NOW THEREFORE, the parties hereby agree as follows:
     1. Increased Exercise Price. The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule I.
     2. Cash Bonus. Optionee shall become entitled to receive a cash bonus from the Company (the “Cash Bonus”) in the gross dollar amount indicated as his or her Total Cash Bonus on attached Schedule I. Payment shall be made on the Company’s first regularly-scheduled payroll date after January 1, 2008, which is scheduled to be January 4, 2008. However, the Cash Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and Optionee shall be paid only the net amount of such bonus remaining after such taxes have been collected. Optionee need not remain in the Company’s employ to receive the Cash Bonus.

     3. Entire Agreement. This Agreement, together with the Option Agreements (to the extent not expressly amended hereby) and the Plan, represents the entire agreement of the parties with respect to the Options, the Covered Portions thereof and the Cash Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options and the Cash Bonus. This Agreement may be amended at any time only by means of a writing signed by Optionee and an authorized officer of the Company.
     4. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Options, no other terms or provisions of the Option Agreements for such Options or the Plan have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

THE COMPANY:

FOUNDRY NETWORKS, INC.,
a Delaware corporation

By:

Name:

Title:

OPTIONEE:

[_________________]

By:

2

SCHEDULE I
AMENDED OPTION AND CASH BONUS

		Total		Exercise	New Exercise
		Number of		Price Per	Price Per
Option	Original	Shares	Covered	Share Prior	Share
(Grant	Date	Subject to	Portion of	to	Following
Number)	of Grant	Option	Option	Amendment	Amendment	Cash Bonus

Total Cash Bonus: $